EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER (904) 598-7636

REGENCY CENTERS REPORTS SECOND QUARTER RESULTS

Jacksonville, Fla. (August 4, 2010) — Regency Centers Corporation announced today financial and operating results for the quarter ended June 30, 2010.

Earnings and Operations

Regency reported Recurring Funds From Operations (FFO) for the second quarter of $49.1 million, or $0.59 per diluted share, compared to $48.0 million and $0.62 per diluted share for the same period in 2009. For the six months ended June 30, 2010, Recurring FFO was $101.4 million and $1.22 per diluted share, compared to $101.2 million and $1.36 per diluted share for the same period last year.

Regency reported FFO for the second quarter of $48.5 million, or $0.58 per diluted share. FFO for the same period in 2009 was $19.2 million and $0.24 per diluted share. For the six months ended June 30, 2010, FFO was $97.2 million and $1.17 per diluted share, compared to $74.2 million and $1.00 per diluted share for the same period last year.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. Regency also reports Recurring FFO as FFO excluding the impact of gains from the sale of development and outparcels, net of related taxes and dead deal costs, provisions for impairment, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, transaction fees and promotes and other one-time items.

Net income attributable to common stockholders for the quarter was $6.8 million, or $0.08 per diluted share, compared to a net loss of $17.2 million and $0.23 per diluted share loss for the same period in 2009. Net income for the six months ended June 30, 2010, was $19.1 million and $0.23 per diluted share, compared to $2.4 million and $0.03 per diluted share for the same period last year.

For the three months ended June 30, 2010, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Increase in same property net operating income over the same period last year: 3.5%

•	Same space rental rate decline on a cash basis: (0.1%)

•	Leasing transactions: 426 new and renewal lease transactions for a total of 1.5 million square feet

For the six months ended June 30, 2010, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 92.8%

•	Percent leased, operating and development properties: 91.7%

•	Increase in same property net operating income over the same period last year: 1.5%

•	Same space rental rate increase on a cash basis: 0.5%

•	Leasing transactions: 777 new and renewal lease transactions for a total of 2.7 million square feet

Investments

Dispositions and Acquisitions

During the quarter Regency sold one co-investment operating property at a gross sales price of $15.3 million and a cap rate of 8.6%. Regency’s share of the purchase price was $6.1 million. Regency also sold three out parcels at a gross sales price of $4.0 million.

Development

There were no new development starts during the quarter. Two projects were completed during the quarter, representing $113.1 million of net development costs. At June 30, 2010, the Company had 36 projects under development with estimated net costs at completion of $609.0 million. The in-process developments are 92% funded and 80% leased.

Capital Markets

During the quarter, Regency completed the sale of $150 million of 6.0% ten-year senior unsecured notes. The notes are due June 15, 2020 and were priced at 99.299%. The net proceeds will be used to repay near-term maturing indebtedness and for general corporate purposes.

Partnership Financings

During the quarter Regency and Global Retail Investors, LLC (GRI) closed on $202 million of mortgage financing secured by 13 assets in its GRI partnership. This financing includes an interest rate of 5.825% over a ten-year term and is interest-only for the first two years. This loan is approximately 62% of combined property values.

Dividend

On August 3, 2010, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on September 1, 2010 to shareholders of record on August 18, 2010. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on September 30, 2010 to shareholders of record on September 1, 2010; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on September 30, 2010 to shareholders of record on September 1, 2010; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on September 30, 2010 to shareholders of record on September 1, 2010.

2010 Guidance Update

The Company has revised its 2010 Recurring FFO per share, rental rate growth, same property net operating income growth and same property percent leased guidance as a result of continued improvement in fundamentals and positive leasing trends. These changes are summarized below:

2010 Earnings Guidance
	Revised Guidance	Previous Guidance
Recurring FFO/share	$2.30 - $2.40	$2.20 - $2.35
Rental rate growth	(3.0)% - 2.0%	(8.0)% - (2.0)%
Same property net operating income growth(a)	(0.5)% - 1.8%	(2.5)% - 0.5%
Same property percent leased at period end(a)	91.5% - 93.0%	91.0% - 93.0%

(a)	wholly owned and Regency's pro rata share of co-investment partnerships

Conference Call

In conjunction with Regency’s second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, August 5 at 10:00 a.m. EDT on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its second quarter 2010 supplemental information package that may help investors estimate earnings for 2010. A copy of the Company’s second quarter 2010 supplemental information will be available on the Company's web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the information provided for the quarter ended June 30, 2010. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to Funds From Operations and Recurring Funds From Operations—Actual

	Three Months Ended		Year to Date
For the Periods Ended June 30, 2010 and 2009	2010	2009	2010	2009
Net income (loss) attributable to common stockholders	$6,752,150	$(17,179,989)	$19,121,120	$2,382,988
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	26,809,746	23,612,708	53,197,021	46,966,517
Depreciation and amortization expense - uncons properties	12,082,785	9,208,289	25,286,344	18,718,834
Consolidated JV partners’ share of depreciation	(133,332)	(133,684)	(271,283)	(273,331)
Amortization of leasing commissions and intangibles	3,624,376	3,775,632	7,510,009	7,398,132
Gain on sale of operating properties, including JV’s	(614,498)	(667)	(7,809,146)	(1,093,661)
Income deferrals under the Restricted Gain Method for GAAP	—	—	—	—
Non-controlling interest of exchangeable partnership units	26,905	(92,204)	120,766	71,491

Funds From Operations	48,548,132	19,190,085	97,154,831	74,170,970
Dilutive effect of share-based awards	(177,892)	(232,305)	(355,785)	(464,609)

Funds From Operations for calculating Diluted FFO per Share	$48,370,240	$18,957,780	$96,799,046	$73,706,361

Funds From Operations	$48,548,132	$19,190,085	$97,154,831	$74,170,970
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax	626,364	129,709	395,061	(3,929,323)
Provisions for impairment	1,940,037	28,688,927	5,553,168	28,688,927
Provisions for hedge ineffectiveness	578,938	—	922,397	—
Loss (gain) on early debt extinguishment	—	—	—	—
Restructuring charges	—	—	—	2,238,485
Transaction fees and promotes	(2,593,828)	—	(2,593,828)	—

Recurring Funds From Operations	49,099,643	48,008,721	101,431,629	101,169,059
Dilutive effect of share-based awards	(177,892)	(232,305)	(355,785)	(464,609)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$48,921,751	$47,776,416	$101,075,844	$100,704,450

Weighted Average Shares For Diluted FFO per Share	83,178,627	77,577,231	82,954,572	73,817,195

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2010, the Company owned 398 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 53.1 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 201 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.